Exhibit 10.1

EXCLUSIVE AGREEMENT

THIS EXCLUSIVE AGREEMENT (“Agreement”) is by and between The OLB Group, Inc., a Delaware corporation (the “Company”), and Cai Energy Blockchain Inc. (“CAI”), and is effective as of July 28, 2021 (the “Effective Date”).

RECITALS

A. The Company is a fintech company with proprietary technology enabling electronic payments and commercial transactions (the “OLB Business”).

B. The Company desires to compensate CAI for procuring an exclusive Natural Gas Services Agreement whereby the Company or one of its subsidiaries shall have the exclusive rights to purchase and transport all of the natural gas on the Company’s behalf from the Farmers Valley Lease Wells # 4, 5, 8, 11, 12, 13, 14, 18, 19, 20, 21, 22, 23, 24 and 26 (and any additional wells in the Farmers Valley Lease that begin operation during the term or any additional natural gas wells whereby CAI has the ability to direct purchases) (the “Gas Supply Agreement”).

Accordingly, the Company and CAI agree as follows:

AGREEMENT

1.	Engagement. The Company hereby engages CAI and CAI hereby agrees to act to assist the Company entry into the Gas Supply Agreement on the terms satisfactory to the Company (the “Services”).

2.	Compensation. As compensation for the Services, the Company shall pay CAI the following fee:

a.	If the Company enters into Gas Supply Agreement, then the Company shall pay CAI a fee (the “Fee”) in the form of a grant of a number of options to be exercised for up to $4.5 million of common stock of the Company on a cashless basis.

b.	The parties hereto expressly acknowledge and agree that the Company is under no obligation to enter into the Gas Supply Agreement, and that the Fee shall not be owed if a definitive Gas Supply Agreement is not executed during the Term (as defined below).

3.	Term and Termination.

a.	This Agreement shall commence on the Effective Date and shall continue until the Company and Cai mutually agree to terminate (the “Term”).

b.	Notwithstanding the foregoing, this Agreement may be terminated:

i.	by the Company for any reason by providing thirty (30) days’ written notice to the other party, or

ii.	automatically upon the occurrence of any event of bankruptcy, insolvency or liquidation of any party

4.	Effect of Termination. Upon termination of this Agreement for any reason, CAI shall have no further obligation to provide the Services. Any termination or expiration of this Agreement, except as set forth herein, shall not affect the obligation of the Company to pay amounts owing to CAI, which have been earned or accrued prior to the date of such termination or expiration, or which become payable during the Term. However, in the event that CAI is in breach of this Agreement as a result offering natural gas to any other parties, resulting the Company’s ASICS mining computers to become idle, CAI shall be responsible for all the economic loss suffered by the Company as a result of the failure to operate the computers. Any remedies available to the parties and the provisions of Sections 4, 5, 6, and 10-21 shall survive termination or expiration of this Agreement.

5.	Confidentiality / Disclosure.

a.	CAI will treat as confidential the Company’s Confidential Information (defined below) and will take precautions equivalent to those it uses to protect its own most highly confidential information (which must be at least reasonable precautions) to ensure the continued confidentiality of such information and to prevent its unauthorized access and disclosure. CAI agrees to return to the Company upon the expiration or termination of this Agreement or earlier request all Confidential Information acquired from the Company, except as to such information as it may be required to retain under applicable law. During the term of this Agreement and for five (5) years thereafter, CAI shall not, without the Company’s prior written consent, use or disclose any Confidential Information for a purpose other than as expressly contemplated by this Agreement to carry out its obligations hereunder. Prior to disclosure of Confidential Information to any employee, consultant, advisor or any other person, CAI shall obtain ensure that such person is bound in writing to observe confidentiality, non-disclosure and non-use restrictions substantially equivalent with the restrictions contained in this Agreement. The obligations of confidentiality shall not apply to information that CAI is required to disclose (i) at the request of any regulatory or administrative authority; (ii) pursuant to subpoena or other court process; or CAI and the Company agree to keep the terms of this Agreement confidential except for (i) disclosure at the request of any regulatory or administrative authority; (ii) pursuant to subpoena or other court process, (iii) to Prospective Partners, after having received the Company’s approval with respect to each such Prospective Partner, and after such Prospective Partner becomes bound in writing to observe confidentiality, non-disclosure and non-use restrictions substantially equivalent with the restrictions contained in this Agreement

b.	“Confidential Information” means all trade secrets and other non-public proprietary information of the Company of any kind whatsoever (including without limitation, know-how, data, compilations, formulae, product specifications, financial models, patent disclosures, procedures, processes, projections, forecasts, protocols, results of experimentation and testing, specifications, strategies and techniques), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, formulae, prototypes, patent applications, records and reports) , which is disclosed by the Company to CAI in writing, orally or by observation. Notwithstanding the foregoing, except as to trade secrets, Confidential Information shall not include information which CAI can establish (i) to have been publicly known prior to disclosure of such information by the Company to CAI, (ii) to have become publicly known, without fault on the part of CAI, subsequent to disclosure of such information by the Company to CAI, (iii) to have been received by CAI at any time from a source, other than the Company, rightfully having possession of and the right to disclose such information, or (iv) to have been otherwise known by CAI as evidenced by its own written records prior to disclosure of such information by the Company to CAI.

6.	No Conflict of Interest. During the term of this Agreement and for twelve (12) months following the expiration of the term, the CAI will not compete with the Company or accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with the CAI’s obligations, or the scope of services rendered for the Company, under this Agreement. The CAI warrants that there is no other contract or duty on her part inconsistent with this Agreement. The CAI agrees to indemnify the Company from any and all loss or liability incurred by reason of the alleged breach by the CAI of any services agreement or consulting agreement with any third party. The CAI further agrees not to disclose to the Company, or to bring onto the Company’s premises, or induce the Company to use any confidential information that belongs to anyone other than the Company or CAI.

7.	Securities Trading. CAI acknowledges that the Company is a U.S. public company with its common stock traded on NASDAQ Capital Market. As the Company’s independent contractor, CAI acknowledges that it may have access to certain material non-public information of the Company that, if used in connection with any transaction in Company’s securities, could constitute a violation of the securities laws of the United States. As such, CAI agrees that it shall not engage, directly or indirectly, in any transactions in the Company’s common stock during the term of this Agreement unless such transaction is permitted by U.S. securities laws. CAI agrees to use reasonable efforts to prevent its officers, directors and employees with access to information about the Company from trading, directly or indirectly, in the securities of the Company or encouraging or causing others to do so.

8.	Return of Property. Whenever requested by the Company, CAI shall immediately return to the Company all property including, without limitation, all papers, records, documents, summaries, samples, and the like of every kind, and any and all copies thereof, provided to CAI or its employees, agents, or representatives, or acquired by CAI or its employees, agents, or representatives, in connection with the Services, whether or not such property contains the Company’s confidential information, and CAI shall destroy all materials including, without limitation, all papers, records, documents, summaries, samples and the like of every kind (electronic or otherwise), and any and all copies thereof, which the CAI or its employees, agents, or representatives created based upon the Company’s confidential information, except for one copy which may be retained by CAI solely for the purpose of determining its continuing obligations under this Agreement.

9.	No Broker. The Company and CAI acknowledge that CAI is not acting as a broker.

10.	Exclusivity. Due to its unique relationship to Farmers, the access to the neighboring wells and oil and gas companies, CAI is granted exclusivity for the purpose of performing the Services.

11.	Expenses. CAI and the Company shall each bear their own expenses in relation to this Agreement and the performance thereof.

12.	Indemnification. CAI hereby indemnifies the Company against, and shall hold the Company and all its employees, agents, officers, directors and shareholders harmless from, any and all liabilities or obligations imposed or attempted to be imposed upon any of them by virtue of any act, representation, statement, warranty, omission or status of CAI or of any employee, contractor or agent of CAI. Without limiting the generality of the foregoing, CAI agrees to reimburse and indemnify, the Company for its attorneys’ fees and costs of litigation in defending any claim by any other party resulting from CAI’s act, representation, statement, warranty, omission or status.

13.	Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous understandings, negotiations, representations and writings relating thereto. No provision of this Agreement may be amended or modified, orally or otherwise, except by a writing signed by the party against which the modification or amendment is sought to be enforced.

14.	Disclaimer of Other Relationships. This Agreement shall not create a relationship of employment, agency, partnership, or joint venture, or a license between the parties. Moreover, this Agreement shall not obligate either party to enter into any business relationship with the other party or to purchase or sell any products or services from the other party. CAI shall not be, and shall not represent itself as being, authorized to bind the Company, as agent or otherwise.

15.	Attorney’s Fees. In the event any legal action or agreed upon arbitration or mediation shall be instituted with respect to this Agreement or any obligation arising hereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, and fees and costs of accountants and expert witnesses as determined by the court, arbitrator or mediator. Except as otherwise specifically provided herein, the Company and CAI shall each pay their own fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement, including without limitation, all fees and expenses of their own counsel, accountants and other advisers.

16.	Due Authority. Each party hereto represents and warrants that it has all necessary authority, power and right necessary to enter into and bind it, its principals and employees to the terms of this Agreement.

17.	No Waiver. No waiver of compliance by one party with any term or condition of this Agreement that such other party was or is obligated to comply with is effective unless in writing; provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or exercise of any other right, remedy or power provided herein or by law or in equity.

18.	Governing Law. The validity, performance, construction, interpretation, and effect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (excluding its laws relating to conflicts of laws).

19.	Construction. Each party hereto has had an opportunity to review and revise this Agreement, so the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

20.	Severability. If any provision of this Agreement, or the application thereof to any circumstance, person or place, shall be held by a court or other tribunal of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other circumstances, persons or places shall remain in full force and effect.

21.	Counterparts & Facsimile Signatures. This Agreement may be executed in counterparts, in which event all executed copies taken together or a copy with all of the signature pages attached thereto, shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each party and delivered to the other party. The facsimile or electronic transmission of signatures to this Agreement shall be valid, legal and binding on all parties hereto.

22.	No Assignment. Each party agrees that it will not assign, delegate or otherwise transfer, in whole or in part, directly or indirectly whether voluntarily, involuntarily, or by operation of law, any rights or obligations under this Agreement. Any purported assignment, transfer or delegation in violation of this Section shall be null and void. Subject to the foregoing limits on assignment, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators and permitted successors and assigns. This Agreement does not create and shall not be construed as creating any rights enforceable by any person not a party to this Agreement.

23.	Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered in person (in which case notice is deemed given when received the addressee) or sent by overnight air courier service (in which case notice shall be deemed given when received by addressee or on the second (2nd) day after the date of delivery to the courier, whichever is earlier), or by registered or certified mail, return receipt requested, postage prepaid and properly addressed (in which case notice shall be deemed given when received by the addressee or on the fifth (5th) day after the date of mailing, whichever is earlier), to the addresses set forth below, or such other address as a party may hereafter provide notice of to the other:

If to the Company:	The OLB Group, Inc.
200 Park Avenue, Suite 1700 New York, NY 10166 Attention: Ronny Yakov, CEO

If to CAI:	Cai Energy Blockchain Inc. 240 W 37th St #303 New York, NY 10018 Phone: (212) 401-9973 Attention: Yifei “Bessie” Cai

[Signature Page Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

The OLB Group, Inc.		Cai Energy Blockchain Inc.

By:	/s/Ronny Yakov	By:	/s/Yifei “Bessie” Cai
	Ronny Yakov	Name:	Yifei “Bessie” Cai
	Chief Executive Officer	Title:	Chief Executive Officer

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